Exhibit 5.1
Skadden, Arps, Slate, Meagher & Flom llp
300 SOUTH GRAND AVENUE
LOS ANGELES, CALIFORNIA 90071-3144

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FAX: (213) 687-5600
www.skadden.com

July 28, 2011
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AIMCO Properties, L.P.
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237

Re:	Apartment Investment and Management Company AIMCO Properties, L.P. Registration Statement on Form S-4
Ladies and Gentlemen:
          We have acted as special counsel to AIMCO Properties, L.P., a Delaware limited partnership (the “Partnership”), and are delivering this opinion in connection with the Registration Statement on Form S-4 (together with all exhibits thereto, the “Registration Statement”) being filed by the Partnership and Apartment Investment and Management Company, a Maryland corporation, with the Securities and Exchange Commission (the “Commission”) on the date hereof for the purpose of registering under the Securities Act of 1933 (the “Securities Act”) partnership common units (the “Common Units”) of the Partnership issuable upon consummation of the merger (the “Merger”) of AIMCO CCIP/2 Merger Sub LLC, a Delaware limited liability company of which the Partnership is the sole member (“Merger Sub”), with and into Consolidated Capital Institutional Properties/2, LP, a Delaware limited partnership (“CCIP/2”), pursuant to the terms of an Agreement and Plan of Merger, dated as of July 28, 2011, by and among CCIP/2, Merger Sub and the Partnership (the “Merger Agreement”).
          This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
          In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:
     (i) the Registration Statement;

AIMCO Properties, L.P.
July 28, 2011

     (ii) an executed copy of the Merger Agreement;
     (iii) the Certificate of Limited Partnership of the Partnership, as certified by the Secretary of State of the State of Delaware;
     (iv) the Fourth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership, dated as of July 29, 1994 and restated as of February 28, 2007, as amended by the First Amendment thereto, dated as of December 31, 2007, the Second Amendment thereto, dated as of July 30, 2009, the Third Amendment thereto, dated as of September 2, 2010, and the Fourth Amendment thereto, dated as of July 26, 2011;
     (v) the Certificate of Incorporation of AIMCO-GP, Inc., a Delaware corporation and the general partner of the Partnership (the “General Partner”), as certified by the Secretary of State of the State of Delaware;
     (vi) the Bylaws of the General Partner, as certified by the Executive Vice President and Chief Financial Officer of the General Partner; and
     (vii) certain resolutions of the Board of Directors of the General Partner relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Common Units, the filing of the Registration Statement and related matters.
          We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Partnership and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Partnership and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.
          In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Partnership, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Partnership

AIMCO Properties, L.P.
July 28, 2011

and others and of public officials.
          Our opinion set forth herein is limited to the limited partnership laws of the State of Delaware that, in our experience, are normally applicable to transactions of the type contemplated by the Merger Agreement (including applicable provisions of the Delaware constitution and reported judicial interpretations interpreting Delaware limited partnership laws) and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Applicable Law”). We do not express any opinion with respect to the law of any jurisdiction other than Applicable Law or as to the effect of the law of any jurisdiction other than Applicable Law on the opinion herein stated. The Common Units may be offered from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.
          Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Common Units have been duly authorized for issuance and, when the Common Units have been issued in accordance with the Merger Agreement, will be validly issued, and the holders of such Common Units shall not be obligated personally for the debts, obligations or liabilities of the Partnership solely by reason of being a limited partner of the Partnership.
          We hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.
Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP